Exhibit 99.1

Ultralife Corporation Reports Fourth Quarter Results

Full Year Operating Income of $7.9 Million, Excluding Asset Impairment Charge

NEWARK, N.Y.--(BUSINESS WIRE)--February 17, 2011--Ultralife Corporation (NASDAQ: ULBI) reported operating income of $1.9 million, excluding a previously disclosed $13.8 million non-cash asset impairment charge, on revenue of $49.8 million for the quarter ended December 31, 2010. For the fourth quarter of 2009, the company reported operating income of $1.6 million on revenue of $50.4 million.

Gross profit for the fourth quarter of 2010 was $12.5 million, or 25.2% of revenue, compared to $11.9 million, or 23.7% of revenue, for the same quarter a year ago, reflecting a favorable mix of high-margin products and improved manufacturing efficiencies.

Operating expenses for the fourth quarter of 2010 totaled $24.4 million compared to $10.3 million a year ago. Included in operating expenses for the fourth quarter of 2010 was a $13.8 million non-cash asset impairment charge and certain one-time expenses. As a result, the company reported a net loss of $11.0 million, or $0.64 per share, for the fourth quarter of 2010, compared to net income of $0.8 million, or $0.05 per share, for the same quarter in 2009.

For the fiscal year ended December 31, 2010 revenue was $178.6 million, compared to $172.1 million for the same period a year ago. The operating loss for fiscal year 2010 was $5.9 million, including the above-mentioned asset impairment charge, compared to an operating loss of $7.4 million for fiscal year 2009. Net loss was $6.2 million for fiscal year 2010, or $0.36 per share, compared to a net loss of $9.2 million, or $0.54 per share, for the same period a year ago.

“Ultralife’s fourth quarter results build on the third quarter’s strong performance and cap a year of across-the-board operational and margin improvements, which resulted in a much stronger balance sheet,” said Michael D. Popielec, Ultralife’s president and chief executive officer.

“Revenue for the quarter illustrates the benefits of our diversified mix of military and commercial, domestic and international businesses,” added Popielec. “Benchmarked against last year, revenue for this year’s fourth quarter masks a 37% gain in Battery & Energy Products revenue, which was driven by sales increases across our portfolio of rechargeable and non-rechargeable batteries and occurred even without shipments for standard batteries to the U.S. Defense Logistics Agency. In Communications Systems, continued increasing demand for our amplifiers and chargers among allied militaries was more than offset by lower levels of shipments of SATCOM compared to last year’s fourth quarter. Finally, Energy Services revenue benefited from increased wireless tower business.

“As we enter 2011, we are leveraging the new products introduced and market opportunities created in 2010 to further drive profitable growth,” concluded Popielec. “Demand remains strong, particularly from allied militaries and in under-penetrated international commercial markets. Successful penetration of new markets and continued new product development will position the company for sustained revenue and earnings growth in the future.”

Outlook

Management expects year-over-year revenue growth of between 4% and 5% in 2011, taking into account lower than anticipated shipments of SATCOM units. Operating income growth is expected to significantly outpace revenue growth, adjusting for the $13.8 million non-cash impairment charge recorded in 2010. Driving the earnings leverage is the carryover of the cost actions taken previously and the implementation of Lean initiatives in 2011. Management cautions that the timing of orders and shipments may cause variability in quarterly results.

About Ultralife Corporation

Ultralife Corporation, which began as a battery company, serves its markets with products and services ranging from portable and standby power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the company’s business segments include: Battery & Energy Products, Communications Systems and Energy Services. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, and the possibility of intangible asset impairment charges that may be taken should management decide to retire one or more of the brands of acquired companies. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company’s analysis only as of today’s date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

Conference Call Information

Ultralife will hold its fourth quarter earnings conference call today at 10:00 AM ET. To participate, please call (800) 915-4836, identify yourself and ask for the Ultralife call. The conference call will also be broadcast live over the Internet at http://investor.ultralifecorp.com. To listen to the call, please go to the web site at least fifteen minutes early to download and install any necessary audio software. For those who cannot listen to the live webcast, a replay of the webcast will be available shortly after the call at the same location.

ULTRALIFE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three-Month Periods Ended		Twelve-Month Periods Ended

	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009

Revenues:
Battery & energy products	$28,203	$20,538	$94,643	$93,973
Communications systems	17,688	26,472	72,176	60,322
Energy services	3,874	3,340	11,758	17,814
Total revenues	49,765	50,350	178,577	172,109

Cost of products sold:
Battery & energy products	21,032	16,411	72,990	76,494
Communications systems	12,173	18,852	47,173	42,492
Energy services	4,041	3,152	11,845	16,263
Total cost of products sold	37,246	38,415	132,008	135,249

Gross margin	12,519	11,935	46,569	36,860

Operating expenses:
Research and development	2,575	2,298	8,817	9,540
Selling, general, and administrative	8,013	8,013	29,840	34,682
Impairment of goodwill and long-lived assets	13,793	-	13,793	-
Total operating expenses	24,381	10,311	52,450	44,222

Operating income (loss)	(11,862)	1,624	(5,881)	(7,362)

Other income (expense):
Interest income	-	7	2	27
Interest expense	(199)	(490)	(1,171)	(1,492)
Miscellaneous	(199)	(165)	171	(13)
Income (loss) before income taxes	(12,260)	976	(6,879)	(8,840)

Income tax provision (benefit)-current	(719)	12	(555)	31
Income tax provision (benefit)-deferred	(521)	88	(115)	360
Total income taxes	(1,240)	100	(670)	391

Net income (loss)	(11,020)	876	(6,209)	(9,231)

Net (income) loss attributable to noncontrolling interest	8	(36)	30	(10)

Net income (loss) attributable to Ultralife	$(11,012)	$840	$(6,179)	$(9,241)

Net income (loss) attributable to Ultralife common shareholders - basic	$(0.64)	$0.05	$(0.36)	$(0.54)
Net income (loss) attributable to Ultralife common shareholders - diluted	$(0.64)	$0.05	$(0.36)	$(0.54)

Weighted average shares outstanding - basic	17,242	16,960	17,157	16,989
Weighted average shares outstanding - diluted	17,242	16,963	17,157	16,989

ULTRALIFE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Per Share Amounts)
(unaudited)

	December 31,	December 31,
ASSETS	2010	2009

Current assets:
Cash and cash equivalents	$5,105	$6,094
Trade accounts receivable, net	34,270	32,449
Inventories	33,122	35,503
Prepaid expenses and other current assets	3,157	1,912
Total current assets	75,654	75,958

Property and equipment	14,485	16,648

Other assets
Goodwill, intangible and other assets	24,696	38,560

Total Assets	$114,835	$131,166

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt and current portion of long-term debt	$8,717	$19,082
Accounts payable	16,409	19,177
Other current liabilities	11,219	9,875
Total current liabilities	36,345	48,134

Long-term liabilities:
Long-term debt and capital lease obligations	251	267
Other long-term liabilities	4,444	4,651
Total long-term liabilities	4,695	4,918

Shareholders' equity:
Ultralife equity:
Common stock, par value $0.10 per share	1,865	1,831
Capital in excess of par value	171,020	169,064
Accumulated other comprehensive loss	(1,262)	(1,256)
Accumulated deficit	(90,200)	(84,021)
	81,423	85,618
Less -- Treasury stock, at cost	7,652	7,558
Total Ultralife equity	73,771	78,060
Noncontrolling interest	24	54
Total shareholders' equity	73,795	78,114

Total Liabilities and Shareholders' Equity	$114,835	$131,166

CONTACT:
Company:
Ultralife Corporation
Philip Fain, 315-332-7100
pfain@ulbi.com
or
Investor Relations:
Lippert/Heilshorn & Associates
Jody Burfening, 212-838-3777
jburfening@lhai.com